UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2025

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 276-3966

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Christopher Sambar

On January 29, 2025, Christopher Sambar notified the Board of Directors (the “Board”) of AST SpaceMobile, Inc. (the “Company”) of his decision to resign as the designee of AT&T Venture Investments, LLC (“AT&T”) from the Board, effective on the same date. Mr. Sambar was a member of the Network Planning & Spectrum Committee. The decision of Mr. Sambar to resign from the Board was not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Appointment of Keith Larson

On January 29, 2025, upon the nomination of AT&T, the Board appointed Keith Larson as a director, effective on January 30, 2025, to fill the vacancy on the Board as designee of AT&T created by Mr. Sambar’s resignation. Mr. Larson will hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier death, disqualification, resignation or removal. The Board appointed Mr. Larson to the Network Planning & Spectrum Committee.

Mr. Larson was designated to serve on the Board by AT&T pursuant to the director designation right as set forth in Section 3 of that certain Amended & Restated Stockholders’ Agreement, dated as of June 5, 2024 (the “Stockholders’ Agreement”), by and among the Company and the other parties from time to time thereto. There are no other arrangements or understandings between Mr. Larson and any other persons pursuant to which Mr. Larson was appointed as a director on the Board.

Mr. Larson does not have any family relationships with any director or executive officer of the Company and there are no transactions in which Mr. Larson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s Non-Employee Director Equity Compensation Program (the “Compensation Program”), Mr. Larson is entitled to receive cash and equity compensation for his service on the Board. Under the Compensation Program, a director may decline the receipt of such cash or equity compensation by written notice to the Company. Mr. Larson has delivered a written notice to the Company declining any cash or equity compensation under the Compensation Program for his service on the Board.

Mr. Larson, age 66, served as a Vice President of Intel Corporation and Senior Managing Director of Intel Capital, Intel’s strategic investment and M&A group, until his retirement in April 2019. He joined Intel in 1996, was appointed Vice President in 2006, and served as a Managing Director of Intel Capital from 2004 to 2018. Mr. Larson is currently a consultant for AT&T, a director of Northwest Pipe Company, a manufacturing company, and a Venture Partner of QBIT, an early-stage venture capital fund focused on emerging opportunities in Switzerland.

The Company will enter into its standard form of indemnification agreement for directors and officers (a copy of which was previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2021), with Mr. Larson.

Appointment of Andrew Johnson

In addition, on January 29, 2025, the Board appointed Andrew Johnson as a director, effective on January 30, 2025, to fill an existing vacancy on the Board. Mr. Johnson will hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier death, disqualification, resignation or removal.

Mr. Johnson was designated to serve on the Board by Abel Avellan pursuant to the director designation right as set forth in Section 3 of the Stockholders’ Agreement. There are no other arrangements or understandings between Mr. Johnson and any other persons pursuant to which Mr. Johnson was appointed as a director on the Board.

Mr. Johnson, age 50, has served as the Company’s Chief Financial Officer since June 2024 and Chief Legal Officer since May 2024. He is an experienced business leader with 25 years of diverse legal experience across emerging markets, capital markets and international operations. Prior to joining the Company in May 2024, Mr. Johnson served as the Executive Vice President, Chief Legal Officer and Secretary since 2014, and as the Chief Corporate Development Officer since September 2022 of 3D Systems Corporation, a publicly traded company that provides comprehensive 3D printing solutions in the industrial and healthcare segments. Mr. Johnson joined 3D Systems Corporation in July 2006 and held a number of senior management positions, including serving as Interim President and Chief Executive Officer from October 2015 to April 2016 and interim Chief Financial Officer from October 2023 to December 2023. Prior to joining 3D Systems Corporation, Mr. Johnson was an associate with Hunton & Williams LLP on the capital markets team. Mr. Johnson received an MBA from the University of Michigan, a Juris Doctor from the University of Virginia and a Bachelor of Arts degree in political science, diplomacy & foreign affairs, and religion from Miami University.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2025

AST SPACEMOBILE, INC.

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Executive Vice President, Chief Financial Officer and Chief Legal Officer